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Exhibit 3.1

ARTICLES OF INCORPORATION
OF
WILSHIRE BANCORP, INC.

ARTICLE I

        The name of the corporation is WILSHIRE BANCORP, INC.

ARTICLE II

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California ("GCLC") other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

        The name and address in the State of California of the Corporation's initial agent for service of process is:

      Brian E. Cho
      3200 Wilshire Avenue
      Los Angeles, California 90010

ARTICLE IV

        The total number of shares which the Corporation shall have the authority to issue is 10,000, all of one class, designated as Common Stock, no par value.

ARTICLE V

        The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE VI

        The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code.

        The provisions of this Article VI are valid only to the extent that they are consistent with, and are limited by, applicable laws and regulations, including, but not limited to 12 U.S.C. 1828(k) and regulations promulgated thereunder from time to time by applicable federal banking agencies. The invalidity of any provision of this Article VI will not affect the validity of the remaining provisions of this Article VI.

ARTICLE VII

        No shareholder of this Corporation shall, by reason of their holding shares of any class of stock of this Corporation, have preemptive or preferential right to purchase or subscribe for any shares of any class of stock of this Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class, now or hereafter to be authorized, and the Board of Directors may issue shares of any class of stock of this Corporation or any notes, debentures, bonds or other securities convertible into or carrying options, or warrants or rights to purchase shares of any class by first offering any such shares of any class of such notes, debentures, bonds or other securities, either in whole or in part, to the existing shareholders of any class.

        IN WITNESS WHEREOF, I have executed these Articles of Incorporation as of the 8th day of December, 2003.

/s/ LOWELL W. HARRISON Lowell W. Harrison, Incorporator

RESTATED ARTICLES OF INCORPORATION
OF
WILSHIRE BANCORP, INC.

I.
NAME

        The name of this corporation (the "Corporation") is Wilshire Bancorp, Inc.

II.
PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.
AGENT FOR SERVICE OF PROCESS

        The name and complete business address in this State of the Corporation's initial agent for service of process is Brian E. Cho, Wilshire Bancorp, 3200 Wilshire Blvd., Los Angeles, California 90010.

IV.
AUTHORIZED STOCK

        A.    The Corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is Eighty-Million (80,000,000) and the number of shares of Preferred Stock authorized to be issued is Five Million (5,000,000).

        B.    The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class or series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

V.
LIABILITY LIMITATION AND INDEMNIFICATION

        A.    The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        B.    The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through by-laws, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.

        C.    Any amendment, repeal or modification of any provision of this Article Fifth shall not adversely affect any right of protection of an agent of the Corporation existing at the time of such amendment, repeal or modification.

VI.
BUSINESS COMBINATIONS

        The shareholder vote required to approve Business Combinations (as herein defined) shall be as set forth in this Article VI.

        A.    Certain Definitions.    For purposes of this Article:

  1.
  "Voting Stock" shall mean all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class (it being understood that, for purposes of this Article VI, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article IV of these Articles of Incorporation or any designation of the rights, powers and preferences of any class or series of Preferred Stock made pursuant to said Article IV (a "Preferred Stock Designation").

  2.
  A "person" shall mean any individual, firm, corporation, trust, partnership, association or other entity.

  3.
  "Affiliates", "affiliated" and "Associates" shall have the respective meaning ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 1, 2004.

  4.
  "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (6) of this Section A, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

  5.
  A person shall be a "beneficial owner" or "beneficially own" or have "beneficial ownership" of any Voting Stock:

  (a)
  which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

  (b)
  which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote or to direct the voting thereof pursuant to any agreement, arrangement or understanding; or

  (c)
  which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for purposes of acquiring, holding, voting or disposing of any shares of Voting Stock.

  6.
  "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

  (a)
  is the beneficial owner, directly or indirectly, of more than twenty percent (20%) of the voting power of the then-outstanding Voting Stock; or

    (b)
    is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the voting power of the then-outstanding Voting Stock; or

    (c)
    is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

  7.
  For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph (6) of this Section A, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (5) of this Section A but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

  8.
  "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board") who is not affiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, or any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

  9.
  "Fair Market Value" means: (a) in the case of stock on a given date, the highest closing sale price during the 30-day period immediately preceding such date of a share of such stock on the Composite Tape for New York Exchange-Listed Stocks or, if such stock is not quoted on the Composite Tape of the New York Stock Exchange or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding such date on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use or, if no such quotations are available, the fair market value on such date of a share of such stock as determined by the Board in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on such date as determined by the Board in good faith.

  10.
  "Business Combinations" shall include:

  (a)
  any merger or consolidation of the Corporation or any Subsidiary with (i) any Interested Shareholder or (ii) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder; or

  (b)
  any sale, lease, exchange, mortgage, pledge, grant of a security interest, transfer or other disposition (in one transaction or a series of transactions) directly or indirectly to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of ten percent (10%) or more of the total value of the assets of the Corporation and its consolidated subsidiaries reflected in the most recent balance sheet of the Corporation; or

  (c)
  the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder in

      exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10,000,000 or more; or

    (d)
    the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; except that this provision shall not limit the right of shareholders to elect voluntarily to wind up or dissolve the Corporation by the vote of shareholders holding shares of stock representing more than fifty percent (50%) of the stock then entitled to vote in the election of directors; or

    (e)
    any reclassification of the Corporations securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate beneficial ownership of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder in the outstanding shares of any class of capital stock or securities convertible into any class of capital stock of the Corporation or of any Subsidiary; or as a result of which the shareholders of the Corporation would cease to be shareholders of a corporation incorporated under the laws of the State of California having, as part of its articles of incorporation, provisions to the same effects as this Article VI.

  11.
  In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" shall include the shares of any class of outstanding Voting Stock retained by the holders of such shares.

  12.
  "Announcement Date" shall mean the date of the first public announcement of a proposed Business Combination.

  13.
  "Determination Date" shall mean the date on which the Interested Shareholder became an Interested Shareholder.

  14.
  "Consummation Date" shall mean the date of the consummation of the Business Combination.

        B.    Voting Requirements.    Except as otherwise provided in Section C of this Article VI, a Business Combination shall require (1) the affirmative vote of at least sixty-six and two thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock and (2) the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of the Voting Stock other than the Voting Stock of which an Interested Shareholder or an Affiliate is the beneficial owner, voting together as a single class. Such affirmative votes shall be required notwithstanding any other provisions of these Articles of Incorporation or any provision of law or of any agreement with any national securities exchange or other securities market which might otherwise permit a lesser vote or no vote, but such affirmative votes shall be required in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, these Articles of Incorporation, any Preferred Stock Designation or otherwise.

        C.    Price and Procedure Requirements.    The provisions of Section B of this Article VI shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, and any other provision of the Articles of Incorporation, any Preferred Stock Designation, any agreement with any national securities exchange or other securities market or otherwise if, in the case of a Business Combination that does not involve any cash or other consideration being received by the shareholders of the Corporation, solely in their respective capacities as shareholders of the Corporation, the condition specified in the following paragraph (1) is met, or in the case of any other Business Combination, the conditions specified in either of the following paragraphs (1) or (2) are met:

  1.
  The Business Combination shall have been approved by a majority of the Continuing Directors, it being understood that this condition shall not be capable of satisfaction unless there is at least one Continuing Director.

  2.
  All of the following conditions shall have been met:

  (a)
  The aggregate amount of the cash and the Fair Market Value, as of the Consummation Date, of consideration other than cash to be received per share by holders of shares of Common Stock of the Corporation in such Business Combination shall be not less than the highest of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares or similar event):

  (i)
  (if applicable) (a) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock of the Corporation acquired or beneficially owned by it that were acquired within the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Shareholder, whichever is higher, plus (b) interest thereon at the rate for 90-day United States Treasury obligations in effect on the Determination Date, calculated and compounded annually from that date until the Consummation Date, less the per share amount of cash dividends payable to holders of record on record dates occurring in the interim, up to the amount of such interest;

  (ii)
  the Fair Market Value per share of Common Stock of the Corporation on the Announcement Date; or

  (iii)
  the Fair Market Value per share of Common Stock of the Corporation on the Determination Date.

  (b)
  The aggregate amount of the cash and the Fair Market Value, as of the Consummation Date, of consideration other than cash to be received per share by the holders of any class or series of outstanding Voting Stock, other than Common Stock, in such Business Combination shall be not less than the highest of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares or similar event), it being intended that the requirements of this paragraph (b) be met with respect to each class and series of Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class or series:

  (i)
  (if applicable) (a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class (or series) of Voting Stock acquired or beneficially owned by it that were acquired within the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Shareholder, whichever is higher, plus (b) interest thereon at the rate for 90-day United States Treasury obligations in effect on Determination Date, calculated and compounded annually from that date until the Consummation Date, less the per share amount of cash dividends payable to holders of record on record dates occurring in the interim, up to the amount of such interest;

  (ii)
  (if applicable) the highest preferential amount per share to which the holders of shares of such class (or series) of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

      (iii)
      the Fair Market Value per share of such class (or series) of Voting Stock on the Announcement Date; and

      (iv)
      the Fair Market Value per share of such class (or series) of Voting Stock on the Determination Date.

    (c)
    The consideration to be received by holders of a particular class (or series) of Voting Stock shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class (or series) of Voting Stock. If the Interested Shareholder has paid for shares of any class (or series) of Voting Stock with varying forms of consideration, the form of consideration for such class (or series) of Voting Stock shall be either cash or the form used to acquire the largest number of such shares.

    (d)
    All shares of Voting Stock of which the Interested Shareholder is not the beneficial owner immediately prior to the Consummation Date shall be exchanged in such Business Combination only for cash or other consideration meeting all of the terms and conditions of this Section C; provided, however, that the failure of any shareholder, exercising a statutory right to dissent from such Business Combination and to receive payment of the Fair Market Value of shares, to exchange shares in such Business Combination shall not be deemed to have prevented satisfaction of the condition set forth in this paragraph (d).

    (e)
    After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (i) except as approved by a majority of Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (ii) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of Continuing Directors, and (II) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iii) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock, except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

    (f)
    After such Interested Shareholder has become an such Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately, solely in such Interested Shareholder's capacity as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any subsidiary of the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

    (g)
    A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least thirty (30) days prior to the Consummation Date (whether or not such proxy or information statement is otherwise required) and the Continuing Directors, if there are any at the time, shall be provided a reasonable opportunity to state therein their views respecting such proposed Business Combination and to include therewith an opinion of an independent investment banker selected by the Continuing Directors with respect to such Business Combination.

    (h)
    A state or federal regulatory authority having jurisdiction under the circumstances shall have determined that the Business Combination is fair to the holders of the Voting Stock.

        D.    Powers of the Board of Directors.    A majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such determination as is hereinafter in this Section D. specified is to be made by the Board) shall have the power and duty to determine on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article VI, including, without limitation, (1) whether a person is an Interested Shareholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, and (4) whether the applicable conditions set forth in Section C of this Article VI have been met with respect to any Business Combination.

        E.    No Effect on Fiduciary Obligations or Interested Shareholders.    Nothing contained in this Article VI shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

        F.    Proposals by Interested Shareholder.    For the purposes of this Article VII, a Business Combination or any proposal to amend, repeal or adopt any provision of the Articles of Incorporation inconsistent with this Article VI (collectively, the "Proposed Action") is presumed to have been proposed by, or on behalf of, an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder or a person who thereafter would become such if (1) after the Interested Shareholder became such, the Proposed Action is proposed following the election of an director of the Corporation who, with respect to such Interested Shareholder, would not qualify to serve an a Continuing Director or (2) such Interested Stockholder, Affiliate, Associate or person votes for or consents to the adoption of any such Proposed Action, unless as to such Interested Shareholder, Affiliate, Associate or person, a majority of the Continuing Directors makes a good faith determination that such Proposed Action is not proposed by or on behalf of such Interested Shareholder, Affiliate, Associate or person, based on information known to them after reasonable inquiry.

        G.    Amendment, Repeal, etc.    Notwithstanding any other provision of these Articles of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws) the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) or more of the outstanding Voting Stock, voting together as a single class, excluding any Voting Stock beneficially owned by such Interested Shareholder, shall be required to amend or repeal or adopt any provision inconsistent with this Article VI or any provisions thereof.

VII.
EVALUATION OF BUSINESS COMBINATIONS, ETC.

        In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and of the shareholders, when evaluating a "Business Combination," as defined in Article VI of these Articles of Incorporation, or a proposal by another person or persons to make a business combination or a tender or exchange offer, the Board of Directors of the Corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it may deem relevant:

          (1)   The social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors, and other elements of the communities in which the Corporation and its subsidiaries operate or are located;

          (2)   The business and financial condition and earning prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition and other likely financial obligations of the acquiring person or persons, and the possible effect of such condition upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located;

          (3)   The competence, experience and integrity of the acquiring person or persons and its or their management;

          (4)   Whether the proposed transaction might violate federal or state law; and

          (5)   Not only the consideration being offered in a proposed transaction and related to the current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part, and the Corporation's future value as an independent entity.

VIII.
ELECTION OF DIRECTORS

        A.    The number of directors comprising the entire Board shall be fixed from time to time in accordance with the specific provisions of the By-laws of the corporation.

        B.    The Board shall be divided into three classes. The classes shall be designated as Class I, Class II and Class III. Each class shall consist, as nearly an may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of office of the initial Class I directors shall expire at the 2005 annual meeting of shareholders; that of the initial Class II directors at the 2006 annual meeting of shareholders; and that of the initial Class III directors at the 2007 annual meeting of shareholders. At each annual meeting of shareholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election. Each director shall be elected by a plurality of votes cast at the annual meeting of shareholders by the holders of shares entitled to vote thereon to serve until his or her respective successor is duly elected and qualified. Except as otherwise provided by law, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director. Any vacancies in the Board of Directors that occur for any reason prior to the expiration of the term of office of the class in which the vacancy occurs, including vacancies that occur by reason of an increase in the number of directors, may be filled only by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon or by the Board of Directors of the Corporation, acting by the affirmative vote of a majority of the remaining directors then in office (even if less than a quorum). A director elected to fill a vacancy shall hold office during the term to which his or her predecessor had been elected and until his or her successor shall have been elected and shall qualify, or until his or her earlier death, resignation or removal. The provisions of this Article VIII, Section B shall be effective immediately upon the time following the filing of these Articles of Incorporation that the Corporation shall be a "listed corporation" within the meaning of Section 301.5(d) of the California Corporations Code.

        C.    The election of directors shall not be by cumulative voting. At each election of directors, each shareholder entitled to vote may vote all the shares held by that shareholder for each of several nominees for director up to the number of directors to be elected. The shareholder may not cast more votes for any single nominee than the number of shares held by that shareholder.

        D.    Notwithstanding anything contained in these Articles of Incorporation to the contrary, any amendment or modification of this Articles VIII, or any amendment of modification of these Articles of Incorporation that has the effect of amending or modifying this Article VIII, shall require the affirmative vote of the holders of at least 66 2/3% of voting power of all the then outstanding shares of Voting Stock of the Corporation, voting together as a single class.

IX.
AMENDMENTS TO CERTAIN BY-LAW PROVISIONS

        Notwithstanding any other provision of these Articles of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws) the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) or more of the outstanding Voting Stock, voting together as a single class shall be required to amend or repeal or adopt any provision inconsistent with Sections 1.12 (Advanced Notice of Nomination of Directors), 2.1 (Powers; Number; Qualifications) and 7.5 (Indemnification) of the By-laws of the Corporation; provided, however, that this Article IX shall not apply to, and such sixty-six and two thirds percent (66 2/3%) vote shall not be required for, any amendment, repeal or adoption recommended by the majority of members of the Board of Directors who are persons who would be eligible to serve as Continuing Directors within the meaning of Section A, Paragraph 8 of Article VI.

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RESTATED ARTICLES OF INCORPORATION OF WILSHIRE BANCORP, INC.